[LEDGER CAPITAL CORPORATION LETTERHEAD]
[LEDGER CAPITAL CORPORATION LOGO]


                                  NEWS RELEASE
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE                       Contact:  James Smessaert, President
July 25, 2001                           Arthur Thompson, Chief Financial Officer
                                                      Telephone:  (414) 290-7900
--------------------------------------------------------------------------------


          ------------------------------------------------------------
                     LEDGER CAPITAL REPORTS EARNINGS FOR THE
                  QUARTER AND FISCAL YEAR ENDED JUNE 30, 2001
          ------------------------------------------------------------

Glendale, Wisconsin -- (July 25, 2001) Ledger Capital Corp. (NASDAQ: LEDG), the holding company of Ledger Bank SSB, today reported net income for the quarter and fiscal year ended June 30, 2001. For the quarter ended June 30, 2001, net income was $505,000, compared to net income of $835,000 for the quarter ended June 30, 2000. Diluted earnings per share were $0.20 for the quarter ended June 30, 2001, compared to $0.33 for the quarter ended June 30, 2000. For fiscal 2001, net income was $2.3 million compared to $3.2 million for fiscal 2000. Diluted earnings per share were $0.92 for fiscal 2001, compared to $1.23 for fiscal 2000.

The Company's core source of income, net interest income, decreased for fiscal 2001, 10.6% to $11.6 million from $13.0 million for fiscal 2000. Interest-earning assets averaged $492.2 million in fiscal 2001 compared to $497.2 million for fiscal 2000. The decrease in net interest income was due to the decrease in the interest-earning assets and a decrease in the interest rate spread to 1.88% for fiscal 2001 from 2.31% for fiscal 2000. The Company's net interest margin decreased to 2.35% for fiscal 2001 from 2.61% for fiscal 2000. The decrease in net interest margin is primarily due to the Company's negative interest rate gap position and the generally higher interest rate environment in the first half of fiscal year 2001 together with the repricing lag experienced on the Company's assets and liabilities. While interest rates have declined

Ledger Capital Corp.
July 25, 2001
Page 2

since the beginning of calendar 2001, the Company has been able to increase it's net interest margin to 2.49% for the quarter ended June 30, 2001 from 2.37% for the quarter ended March 31, 2001.

Non-interest income increased 71.4% to $2.1 million for fiscal 2001 from $1.2 million for fiscal 2000. The largest component of the increase in non-interest income was income from the origination and sale of residential mortgage loans.

For fiscal 2001, non-interest expense increased to $9.8 million from $8.5 million for fiscal 2000. The increase was primarily due to increases in compensation and benefit expense, marketing, occupancy and equipment expense, and the added costs of the new Glendale banking center.

Total assets at June 30, 2001 decreased $13.1 million to $506.9 million from $520.0 million at June 30, 2000. Loans receivable decreased $39.6 million to $352.7 million at June 30, 2001 from $392.3 million at June 30, 2000. The decrease in the Company's loans receivable was attributable to the decreased interest rate environment during the second half of fiscal 2001 which increased loan repayments and the sale of longer term fixed rate loans in the secondary market.

At June 30, 2001, the Company's FHLB-Chicago advances totaled $129.5 million, representing 27.5% of total liabilities, compared to $112.5 million, representing 23.1% of total liabilities at June 30, 2000. The Company's decrease in deposits of $25.5 million at June 30, 2001 was primarily due to a decrease in higher priced wholesale brokered and non-brokered deposits. The Company's wholesale brokered deposits

Ledger Capital Corp.
July 25, 2001
Page 3

totaled $172.7 million at June 30, 2001, representing 54.0% of total deposits, compared to $216.2 million, or 62.6% of total deposits, at June 30, 2000.

Non-performing assets of the Company increased to $6.0 million at June 30, 2001 from $3.0 million at June 30, 2000. The primary reason for the increase was due to two delinquent commercial loans to one borrower with a current aggregate balance of $1.8 million collateralized by fixtures and equipment of a resort property located outside of the Bank's primary lending area, operating under the protection of Chapter 11 of the bankruptcy laws. Management currently believes the underlying value of the property and the Bank's collateral position are sufficient to cover the Bank's loan balance. Therefore, the Company has determined that no loss is probable at this time. While non-performing assets increased at June 30, 2001 from the comparable period last year, non-performing assets decreased from $6.8 million at March 31, 2001.

The allowance for loan losses increased to $3.4 million at June 30, 2001 from $3.2 million at June 30, 2000. The increase in the allowance for loan losses was primarily attributable to the increase in non-performing loans offset by a decrease in loans receivable.

Loans originated and purchased in fiscal 2001 totaled $171.0 million ($25.0 million of which were purchased loans) as compared to $259.3 million ($118.9 million of which were purchased loans) in fiscal 2000. The decrease in loans originated and purchased is primarily due to the decrease in mortgage loans purchased, commercial loans purchased, multi-family loan originations and other real estate loan originations. The decrease was offset by an increase in one-to-four family real estate loans originated to $75.3 million in fiscal 2001 from $34.2 million in fiscal 2000.

Ledger Capital Corp.
July 25, 2001
Page 4

On June 15, 2001, the Company announced that it had entered into a definitive agreement with Anchor BanCorp Wisconsin, Inc. ("Anchor"), Madison, Wisconsin (NASDAQ: "ABCW") providing for the merger of the Company with and into Anchor (the "Merger"). Anchor is the parent holding company for Anchor Bank, fsb, a $3.13 billion financial institution with 49 full service offices and 3 lending only facilities in 36 Wisconsin cities. Completion of the Merger is subject to certain conditions, including approval by shareholders of the Company. The Merger currently is expected to be completed during the fourth calendar quarter of 2001. The Company filed a Current Report on Form 8-K, dated June 15, 2001, with the Securities and Exchange Commission, in connection with its announcement of the Merger.

Ledger Capital Corp., with $506.9 million in assets at June 30, 2001, is the holding company of Ledger Bank SSB, which is the 6th largest savings institution in the Milwaukee area. Founded in 1919, Ledger Bank operates 4 full-service offices in Milwaukee and Waukesha counties.

                          #            #            #

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include words and phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends to" or similar expressions. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this press release, and to advise readers that various factors could affect the Company's financial performance and could cause actual results for future periods to differ materially from those anticipated or projected. Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of the Company's loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in the Company's markets, and (x) changes in accounting principles, policies or guidelines.

LEDGER CAPITAL CORP. AND SUBSIDIARY
FINANCIAL HIGHLIGHTS (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


OPERATING DATA:
---------------                                                        THREE MONTHS ENDED                   TWELVE MONTHS ENDED
                                                                             JUNE 30,                             JUNE 30,
                                                                       2001            2000                 2001            2000
                                                                       ----            ----                 ----            ----
                                                                    (unaudited)                          (unaudited)
Total interest income                                                   $9,409         $10,180              $39,260         $38,982
Total interest expense                                                   6,386           6,955               27,674          26,023
                                                                  -----------------------------         ----------------------------
  Net interest income                                                    3,023           3,225               11,586          12,959
Provision for loan losses                                                  100             244                  430             871
                                                                  -----------------------------         ----------------------------
  Net interest income after provision for loan losses                    2,923           2,981               11,156          12,088
Non-interest income                                                        726             348                2,110           1,231
Non-interest expense                                                     2,850           2,059                9,783           8,537
                                                                  -----------------------------         ----------------------------
  Income before income tax expense                                         799           1,270                3,483           4,782
Income taxes                                                               294             435                1,209           1,537
                                                                  -----------------------------         ----------------------------
                  Net income                                              $505            $835               $2,274          $3,245
                                                                  =============================         ============================
                  Earnings per share                                     $0.21           $0.34                $0.95           $1.27
                  Earnings per share diluted                             $0.20           $0.33                $0.92           $1.23
                  Dividends per share                                    $0.05           $0.05                $0.20           $0.15

Average diluted outstanding shares                                   2,435,910       2,521,205            2,471,305       2,635,271
Dividend payout ratio                                                    23.81           14.71                21.05           11.81
Price/earnings ratio, end of period                                      16.97x           7.19x
Stock price to book value per share - diluted, end of period            108.55%          68.49%


PERFORMANCE RATIOS:
Return on average equity                                                  5.63%           8.84%                6.50%           9.57%
Return on average assets                                                  0.40%           0.57%                0.45%           0.63%
Net interest margin                                                       2.49%           2.42%                2.35%           2.61%
Net interest spread                                                       2.06%           2.15%                1.88%           2.31%
Non-interest income to average assets                                     0.58%           0.27%                0.42%           0.24%
Non-interest expense to average assets                                    2.27%           1.56%                1.94%           1.65%

FINANCIAL CONDITION:
--------------------                                                         JUNE 30,
                                                                  -----------------------------
                                                                        2001            2000
                                                                    (unaudited)
Total assets                                                          $506,920        $519,971
Loans receivable, net                                                  352,672         392,306
Loans Held for Sale                                                      4,357           1,122
Securities available for sale                                           92,979          74,259
Mortgage-backed and related securities                                  11,074          15,017
FHLB stock                                                               8,355           7,760
Cash and cash equivalents                                               22,926          16,559
Deposits                                                               319,812         345,318
FHLB advances and other borrowings                                     141,108         132,040
Shareholders' equity                                                    36,208          33,596

Shareholders' equity to total assets                                      7.14%           6.46%

Book value per share              -basic                                $15.37          $13.69
                                  -diluted                              $14.86          $13.33

ASSET QUALITY INFORMATION:
Non-performing loans                                                    $4,368          $1,869
Foreclosed real estate                                                   1,619           1,114
  Non-performing assets                                                  5,987           2,983
Non-performing loans to gross loans                                       1.21%           0.45%
Allowance for loan losses to gross loans                                  0.92%           0.78%
Allowance for loan losses to non-performing loans                        76.72%         171.26%